Exhibit 4.4

DESCRIPTION OF SECURITIES

Regional Management Corp. (“Regional” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regional’s common stock is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RM”.

The following is a summary of the material terms of Regional’s capital stock. This summary is not complete and is qualified by reference to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-Laws (“By-Laws”), which are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated by reference herein.

General

The Company’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.10 per share (“Preferred Stock”). As of December 31, 2019, the Company had 11,013,333 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of Common Stock are entitled to receive dividends when and if declared by the Company’s board of directors (the “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Upon the Company’s dissolution or liquidation or the sale of all or substantially all of its assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution.

Holders of shares of Common Stock do not have preemptive, subscription, redemption, or conversion rights.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Forum Selection Clause

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, employees, or agents or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and consented to the forum selection clause.

Anti-Takeover Effects of Provisions of Delaware Law and the Certificate of Incorporation and By-Laws

Undesignated Preferred Stock

The authorized undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with super majority voting, special approval, dividend, or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire the Company or otherwise effect a change in control of the Company. These and other provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations, and Proposals

The By-Laws provide that special meetings of the stockholders may be called only by or at the direction of the Board, the chairman of the Board, or the chief executive officer. The By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management of the Company.

The By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. The By-Laws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

The Certificate of Incorporation provides that the Board is expressly authorized to make, alter, or repeal the By-Laws and that the Company’s stockholders may only amend the By-Laws with the approval of 80% or more of all of the outstanding shares of the Company’s capital stock entitled to vote.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation provides that any action required or permitted to be taken by the Company’s stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 of the DGCL, which provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, asset or stock sales, or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who,

together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions the Board does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

The Certificate of Incorporation provides that the Company’s non-employee directors and their affiliates have no obligation to offer the Company an opportunity to participate in business opportunities presented to them or their affiliates even if the opportunity is one that the Company might reasonably have pursued, and neither the sponsors nor their affiliates will be liable to the Company or its stockholders for breach of any duty by reason of any such activities. Stockholders will be deemed to have notice of and consented to this provision of the Certificate of Incorporation.